Exhibit 99.1

Escalade Announces Quarterly Dividend Increase To $0.11 Per Share

EVANSVILLE, Ind., April 28, 2015 /PRNewswire/ -- Escalade, Inc. (NASDAQ: ESCA) The Board of Directors of Escalade, Inc. announced today an increase to the quarterly dividend on the Company's common stock from $0.10 per share to $0.11 per share, to be paid to all shareholders of record on June 12, 2015 and disbursed on June 19, 2015. Escalade's Board of Directors will evaluate its dividend policy on an ongoing basis, giving careful consideration to the Company's financial condition, outlook, and potential cash flow requirements.

Escalade has executed on its strategy to grow its profitability and operating income as well as maintaining a strong financial position. As such, Escalade's Board of Directors has adopted a dividend policy under which the Company intends to pay quarterly cash dividends on its common stock.

"We are pleased to increase our quarterly dividend payment based on the Company's strong financial performance," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "While we anticipate favorable retail sell-through trends through the remainder of 2015, it is expected that our strategic investments in product line expansion and new category entry may result in lower earnings for the next two quarters in 2015."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and the divestiture of its Information Security and Print Finishing segment, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

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